EXHIBIT 99.1

General Growth Properties, Inc.
News Release FOR IMMEDIATE RELEASE	110 N. Wacker Dr.
Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX
GENERAL GROWTH PROPERTIES ANNOUNCES
JURY VERDICT AND ADJUSTMENT TO THIRD
QUARTER 2007 RESULTS
Chicago, Illinois, November 8, 2007 — General Growth Properties, Inc. (NYSE: GGP) announced today a jury verdict in the amount of $74,225,017, plus to-be-determined punitive damages, relating to a claim involving Caruso Affiliated Holdings LLC and Glendale Galleria, a California mall owned by our GGP/Homart II joint venture of which we own 50 percent.
“We are obviously disappointed with this result” said John Bucksbaum, CEO of GGP.
GGP will record its fifty percent share of the verdict as an adjustment to our equity in earnings of our Unconsolidated Real Estate Affiliates. As a result, previously reported Core Funds From Operations per fully diluted share for the third quarter of 2007 will be reduced from $0.80 to $0.68. Previously reported fully diluted Funds From Operations will be reduced from $0.83 to $0.70 and earnings per share-diluted will be reduced from $0.09 to a loss of $0.04. GGP’s Report on Form 10-Q for the quarter ended September 30, 2007, which will be filed with the Securities and Exchange Commission tomorrow, will reflect this adjustment.
In addition, as a result of this adjustment, we currently project 2007 Core FFO per share to be in the range of $3.13 to $3.16 per share.
ABOUT GGP
General Growth Properties, Inc. is one of the largest U.S.-based publicly traded Real Estate Investment Trusts (REIT) based upon market capitalization. The Company currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 45 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company website at http://www.ggp.com.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements, including our 2007 Core FFO per fully diluted share guidance. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
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